Exhibit 5(a)



                        January 16, 1996


             [Letterhead of Entergy Services, Inc.]


New Orleans Public Service Inc.
639 Loyola Avenue
New Orleans, Louisiana  70113


Dear Sirs:

     I refer to the Registration Statement on Form S-3, including the exhibits thereto, which New Orleans Public Service Inc. (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended, of $65,000,000 in aggregate principal amount of its General and Refunding Mortgage Bonds (the "Bonds"), to be issued in one or more new series, and for the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Mortgage and Deed of Trust dated as of May 1, 1987, as heretofore supplemented and as proposed to be further supplemented, under which the Bonds are to be issued. I advise you that in my opinion:

     (1) The Company is a corporation duly organized and validly existing under the laws of the State of Louisiana.

     (2) All action necessary to make valid and legal the proposed issuance and sale by the Company of the Bonds will have been taken when:

          (a) the Company's said Registration Statement on Form S-3, as it may be amended, shall have become effective in accordance with the applicable provisions of the Securities Act of 1933, as amended, and a supplement or supplements to the prospectus specifying certain details with respect to the offering or offerings of the bonds shall have been filed with the Securities and Exchange Commission, and the mortgage securing the Bonds shall have been qualified under the Trust Indenture Act of 1939, as amended;

          (b) an appropriate resolution shall have been adopted by the Council of the city of New Orleans authorizing the issuance and sale of the Bonds;

          (c) appropriate action shall have been taken by the Board of Directors of the Company and/or by the Executive Committee thereof for the purpose of authorizing the consummation of the issuance and sale of the Bonds;

          (d) the proposed supplemental indenture, relating to the Bonds being issued, supplemental to the Company's existing Mortgage and Deed of Trust dated as of May 1, 1987, shall have been duly executed and delivered; and

          (e) the Bonds shall have been issued and delivered for the consideration contemplated by, and otherwise in conformity with, the acts, proceedings and documents referred to above.

     (3) When the foregoing steps shall have been taken, the Bonds will have been legally issued and will be valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of mortgagees' and other creditors' rights.

     This opinion does not pass upon the matter of compliance with "blue sky" laws or similar laws relating to the sale or distribution of the Bonds by underwriters.

     I hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-3 and consent to such references to our firm as may be made in the Registration Statement and in the Prospectus constituting a part thereof.

                              Yours very truly,

                              /s/ Laurence M. Hamric

                              Laurence M. Hamric